Exhibit 23.6

August 1, 2013

Montage Technology Group Limited

Room A1601, Technology Building

900 Yi Shan Road, Xuhui District

Shanghai, 200233 People’s Republic of China

Mr. Howard Yang:

We, Jon Peddie Research, hereby consent to the use of our name and inclusion of information found in and derived from our report entitled “LR-DIMM: Market Forecast, A study of the suppliers and markets for LR-DIMM devices”, which you commissioned us to prepare, in (i) a registration statement on Form S-1 (the “Registration Statement”) to be filed by Montage Technology Group Limited (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the Company’s initial public offering, (ii) any other future filings by the Company with the SEC, including future registration statements and filings on Form 20-F or Form 6-K or other SEC filings, and (iii) the Company’s websites, investor relations presentations and other marketing materials.

We also hereby consent to the reference of our firm as an expert in relation to the preparation of this report and the matters discussed therein in the Registration Statement. Our contact information and address are: 4 Saint Gabrielle Court, Tiburon, CA 94920, USA (Tel: +1-415-435-9368).

Very truly yours,

/s/ Jon G. Peddie

Jon G. Peddie

President

Jon Peddie Research